Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1 (k) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them Statements on Schedule 13D or Schedule 13G, as applicable (including amendments thereto), with regard to the securities of VTEX and further agree that this Joint Filing Agreement be included as an Exhibit to any such joint filings. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement as of March 22, 2023.

MGF TRUST

By:	Onyx Partners Limited, its trustee

By:	/s/ Sheldon Cartwright
Name:	Sheldon Cartwright
Title:	Authorized Signatory

THE THOMAZ FAMILY TRUST

By:	Onyx Partners Limited, its trustee

By:	/s/ Sheldon Cartwright
Name:	Sheldon Cartwright
Title:	Authorized Signatory

9.